FOR IMMEDIATE RELEASE                                    CONTACT:  JAMES C. SHAY
BHA-0308                                                   SENIOR VICE PRESIDENT
November 11, 2003                                        CHIEF FINANCIAL OFFICER
8:30 A.M. ET                                       (816) 356-8400, Extension 336


                       BHA GROUP HOLDINGS, INC. ANNOUNCES
                    RECORD OPERATING RESULTS FOR FISCAL 2003

BHA Group Holdings Inc. (NASDAQ-BHAG) reports that consolidated income for its fiscal year ended September 30, 2003 was $10.0 million or $1.53 per diluted share. Net income, including the impact of a charge relating to a change in accounting for goodwill, was $6.6 million or $1.04 per diluted share during fiscal 2002. Income before the cumulative effect of the change in accounting for the prior year was $7.8 million or $1.23 per diluted share. Consolidated net income for the three months ended September 30, 2003 was $2.0 million or $.30 per diluted share. This compares to $1.4 million or $.22 per diluted share for the same period in the prior year.

Commenting on the results, James E. Lund, President and Chief Executive Officer, said, "BHA is pleased to announce record sales, earnings and cash flows for fiscal 2003. The Company performed well while operating in a challenging business environment. Success during the year was attributable to continued improvement in the operating results of BHA Technologies and an increase in ESP rebuild work for electric utility customers. These areas have offset weakness in worldwide sales of fabric filter replacement parts and services. BHA is announcing an increase in its annual cash dividend which reflects the Company's confidence in its business plans and solid financial position."

The following table summarizes BHA's revenues and pre-tax income by segment (dollars in millions):


                                                               QUARTER ENDED                       YEAR ENDED
                                                               SEPTEMBER 30,                      SEPTEMBER 30,
                                                           2003             2002              2003             2002
                                                           ----             ----              ----             ----
REVENUES
Domestic Air Pollution Control (APC) Segment
     U.S. Fabric Filter                                     16.7              16.4             71.2              73.9
     U.S. Electrostatic Precipitator (ESP)                   8.6               5.8             51.7              39.4
     U.S. Exports to Latin America and Asia                  4.3               4.6             15.8              17.8
                                                          ------            ------           ------           -------
         Total Domestic APC Segment                         29.6              26.8            138.7             131.1
Europe APC Segment                                           9.3               5.9             27.4              22.2
BHA Technologies Segment                                     4.8               2.4             15.4              12.3
                                                          ------            ------           ------           -------
     TOTAL REVENUES                                         43.7              35.1            181.5             165.6
                                                          ======            ======           ======           =======

PRE-TAX EARNINGS
Domestic APC Segment                                         1.7               1.7             11.6              10.3
Europe APC Segment                                           0.4               0.1              0.5               0.5
BHA Technologies Segment                                     1.0               0.3              2.9               1.0
                                                          ------            ------           ------           -------
     TOTAL PRE-TAX EARNINGS                                  3.1               2.1             15.0              11.8
                                                          ======            ======           ======           =======

REVENUES
Consolidated revenues for the fiscal year increased 10% over the prior year. Revenues for the Domestic Air Pollution Control (APC) segment increased 6% led by higher sales of ESP replacement parts and services to customers in the electric utility industry. The increase in sales for the ESP portion of the Domestic APC segment was offset in part by a decline in sales of fabric filter replacement parts in the U.S. and export markets which corresponds to the continued weakness in the manufacturing sector of those economies. On a U.S. dollar basis, Europe APC segment sales for the fiscal year rose 23% over the prior year. On a local currency basis, sales in Europe increased 4%. BHA Technologies' sales to third parties for the fiscal year increased by 25% over the prior year due to continued success in selling membrane products for use in non-consumer apparel applications and other industrial products.

Consolidated revenues for the quarter increased 25% over the prior year as sales rose in all three business segments. For the quarter, overall sales in the APC segment increased by 10%. Within this segment, sales of fabric filter and ESP parts and services to customers in the U.S increased by 2% and 48%, respectively. The increase in year-over-year ESP parts and service shipments was attributable to the timing of execution of larger projects. Export sales of APC parts and services within the Domestic APC segment decreased by 7%. Quarterly sales for the Europe APC segment increased 58% on a U.S. dollar basis due to the combination of exchange rate differences and an increase in larger project work. On a local currency basis, Europe APC segment sales for the final three months of the current year increased 42% over the prior year. BHA Technologies' sales of ePTFE membrane products to third parties for the current quarter doubled due to an increase in customer orders under existing supply agreements.

PRE-TAX EARNINGS
For the fiscal year, earnings before taxes and the cumulative effect of an accounting change increased $3.2 million or 27% as compared to the prior year. The strong results were attributable to the combination of revenues increasing by 10% and operating margins as a percentage of sales increasing from 7.5% in fiscal 2002 to 8.5% in fiscal 2003.

Pre-tax earnings for the fourth quarter increased 48% to $3.1 million from $2.1 million for the same period in the prior year. The increase was attributable to higher sales and operating margins.

INCOME TAXES
The Company's consolidated effective income tax rate for fiscal 2003 was 33.8% compared to 33.4% in fiscal 2002. The consolidated effective income tax rates for the three months ended September 30, 2003 and 2002 were 36.9% and 32.6%, respectively. The higher tax rate for the fourth quarter of the current year was attributable to the mix of profits within the various tax jurisdictions of the Company's international operations.

CASH FLOWS
For fiscal 2003 and 2002, the Company generated $19.8 million and $17.1 million, respectively, in cash flows from operations. In fiscal 2003, cash flows from operations were used to fund capital expenditures of $3.1 million, repay bank obligations of $6.1 million, pay a cash dividend of $0.7 million and repurchase treasury shares for $1.9 million.

CASH DIVIDENDS
During the past three fiscal years, the Company has generated a total of $53.4 million in cash flows from operations. These cash flows have been used primarily to invest in future growth initiatives and strengthen the overall balance sheet of the Company. Historically, the Company has been paying cash dividends that total $.12 per year. The Company is announcing that the Board of Directors has approved an annual cash dividend of $.50 per share payable on December 2, 2003 to shareholders of record on November 21, 2003. The increase in the annual cash dividend being paid is reflective of the Company's confidence in the ongoing strength and reliability of estimated future cash flows. In making its determination, the Company's Board of Directors also considered that cash dividends have become more efficient as a means to increase returns to shareholders considering the U.S. tax legislation passed earlier this year. Future determinations relating to the amount and timing of cash dividends will be made at the discretion of the Board of Directors and the Company cannot provide any assurance with respect to dividend payments moving forward.

BACKLOG
BHA's order backlog was $60.4 million at September 30, 2003. This compares with order backlogs of $59.1 million at June 30, 2003 and $57.8 million at September 30, 2002. Approximately $44.0 million (73%) of the backlog at September 30, 2003 is scheduled to ship within the next 12 months. At September 30, 2002, approximately $55.0 million of the backlog was scheduled for shipment during fiscal 2003. The decline in backlog scheduled to ship within the next 12 months primarily relates to ESP parts and services sold in the U.S.

OUTLOOK
One of the Company's primary business goals is to increase compounded earnings per share at a 12% to 15% rate over time. During the past three fiscal years, the Company's consolidated earnings per diluted share have increased at a 19% compounded rate. The overall financial condition of the Company has improved as the Company's bank borrowings, net of cash, have been reduced by $30.0 million during that same period. The Company's earnings growth has been the result of an increase in ESP parts and service work for electric utility customers in the U.S. and by success in BHA Technologies. These areas of the Company's business have provided strength to offset the overall weakness the Company has experienced in its worldwide fabric filter replacement parts and service business. Although its financial results have been mixed, the Company believes it has improved its market position and competitive advantage in all of its major business areas. The following are various factors for consideration as the Company moves into fiscal 2004:

     o Publicly available information provides an indication that the U.S. economy is starting to show signs of improvement. Based on historical trending, the Company continues to believe that improvement in its market for the sale of fabric filter replacement parts and services will likely trail an improvement in overall manufacturing conditions by as much as six months. The Company has not seen a significant improvement in business conditions and expects that competition will remain intense for at least the next several quarters. The Company believes that it has the best products, people and approach to service this market. These factors, combined with a lower cost structure, are expected to benefit the Company as business conditions improve.

     o During the past three years, the Company believes it has established itself as the premier supplier for ESP replacement parts, services and rebuilds in the U.S. The Company has also been successful in expanding this business in certain international markets. The Company's overall ESP replacement parts and service results were strong during fiscal 2003. The Company's system for tracking project work to be executed over the next few years provides an indication that this market will continue to provide good opportunity for BHA. However, based on current information, the Company believes that the total market for ESP rebuild work executed by customers during the fall 2003 and spring 2004 outage seasons will be less than the same periods in the prior year. The Company expects that this will create a difficult sales and earnings comparison for this portion of its business during the upcoming fiscal year including the first quarter. Preliminary information available to the Company provides an indication that business should again start to increase during the fall 2004 and spring 2005 outage seasons. This factor, combined with the Company's existing backlog of business scheduled for the next fiscal year, are early positive indicators of potential results for fiscal 2005.

     o The Company is pleased with its sales and earnings growth in the BHA Technologies segment. The Company believes this segment is well positioned for additional growth during fiscal 2004. Incremental third party revenues within this segment are likely to be structured under multi-year supply arrangements with new customers. The extent to which this segment will increase its sales and earnings will be dependent upon the timing of final product commercialization and order execution in its target markets.

Due to the factors discussed above, visibility with respect to future results beyond 90 days remains a challenge. For more information, you should refer to the sections entitled, "Outlook" and "Factors Affecting Earnings and Share Price" included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 11, 2003. The following is specific guidance being provided for the first quarter of fiscal 2004:

     o For the first quarter of fiscal 2003, the Company anticipates that consolidated net sales will decrease by 10% to 15% as compared to the same quarter in the prior year.

     o Earnings for the first quarter of fiscal 2004 are expected to be in the range of $.33 to $.38 per diluted share as compared to $.45 for the same period in the prior year.

     o The lower projected sales and earnings for the first quarter are due to the expected decline in ESP parts and service work for customers in the U.S., which is discussed elsewhere in this news release.

OTHER ACTIONS
The Company reports that it has accumulated 2.6 million of the 4.0 million shares of BHA common stock authorized by its Board of Directors for repurchase.

BHA Group Holdings, Inc. is a world leader in innovative filtration technology. Its two principal operating subsidiaries are BHA Group, Inc., the world's largest supplier of replacement parts and services for industrial air pollution control systems, and BHA Technologies, Inc., which manufactures and markets expanded polytetrafluoroethylene (ePTFE) membrane products for use in a variety of industrial and consumer products.

This press release contains forward-looking statements that reflect the Company's current views with respect to future events and financial performance. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words "should," "believe," "anticipate," "expect" and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the performance of newly established domestic and international operations, demand and price for the Company's products and services and other factors. You should also consult the sections entitled "Factors Affecting Earnings and Stock Price" and "Management's Discussion and Analysis" included in the Company's report on Form 10-K filed with the Securities & Exchange Commission on November 11, 2003.

                            BHA GROUP HOLDINGS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                & BALANCE SHEETS
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)


                                                                QUARTER ENDED                       YEAR ENDED
                                                                SEPTEMBER 30                       SEPTEMBER 30
                                                            2003             2002              2003             2002
                                                            ----             ----              ----             ----
Net sales                                                  $ 43.7            $ 35.1           $181.5            $165.6
                                                           ------            ------           ------            ------
Gross margin                                                 14.3              12.1             58.1              52.3
Operating expense                                            11.1               9.9             42.7              40.0
Interest expense, net                                          .1                .1               .4                .6
                                                           ------            ------           ------            ------
Earnings before income taxes                                  3.1               2.1             15.0              11.7
Income tax expense                                            1.1                .7              5.0               3.9
Cumulative effect of accounting change                         --                --               --              (1.2)
                                                           ------            ------           ------            ------
Net income                                                 $  2.0            $  1.4           $ 10.0            $  6.6
                                                           ======            ======           ======            ======
Diluted shares outstanding                                    6.6               6.4              6.5               6.4
                                                           ======            ======           ======            ======
Diluted earnings per share                                 $ 0.30            $ 0.22           $ 1.53            $ 1.04
                                                           ======            ======           ======            ======
Diluted earnings per share before
     effect of accounting change (a)                       $ 0.30            $ 0.22           $ 1.53            $ 1.23
                                                           ======            ======           ======            ======

Depreciation and amortization                              $  1.3            $  1.6           $  5.8            $  5.5
                                                           ======            ======           ======            ======

(a) During fiscal 2002, the Company adopted Statement of Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets" which resulted in the $1.2 million cumulative effect of accounting change in the table above.

The earnings per share figures in this press release are computed on a "diluted" basis as defined under Statement of Financial Accounting Standards No. 128, "Earnings per Share."


                                                        SEPTEMBER 30            SEPTEMBER 30,
                                                            2003                     2002
                                                            ----                     ----
Cash and equivalents                                    $   18.8                 $   13.8
Accounts receivable                                         28.8                     28.6
Inventories                                                 23.5                     24.2
Other current assets                                         5.2                      5.5
                                                        --------                 --------
     Total current assets                                   76.3                     72.1
PP&E and other assets                                       40.4                     41.4
                                                        --------                 --------
Total assets                                            $  116.7                 $  113.5
                                                        ========                 ========

Current debt and lease payments                         $    2.5                 $    2.6
Accounts payable and accruals                               23.5                     23.0
                                                        --------                 --------
     Total current liabilities                              26.0                     25.6
Long-term debt and capital leases                           12.2                     17.8
Other liabilities                                            3.1                      2.7
                                                        --------                 --------
Total liabilities                                           41.3                     46.1
Stockholders' equity                                        75.4                     67.4
                                                        --------                 --------
Total liabilities and stockholders' equity              $  116.7                 $  113.5
                                                        ========                 ========


                                       ###